UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (date of earliest event reported): DECEMBER 30, 1998


           DELAWARE                    0-24061                56-2065535
 (State or other jurisdiction      (Commission File          (IRS Employer
       of incorporation)               Number)          Identification Number)


                                  US LEC CORP.
              (Exact name of registrant as specified in its charter)

   401 NORTH TRYON STREET, SUITE 1000
       CHARLOTTE, NORTH CAROLINA                          28202
(Address of principal executive offices)               (Zip Code)


        Registrant's Telephone Number, including area code: (704) 319-1000

                                 NOT APPLICABLE
          (Former Name or Former Address, If Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

      On December 30, 1998, US LEC Corp. (the "Company") completed a $50 million credit facility with General Electric Capital Corporation, as Administrative Agent and lender, and First Union National Bank, as Syndication Agent and lender. The facility is comprised of (i) a $42.5 million revolving credit facility with a term of one year and an option to convert into a seven-year term loan on the termination date and (ii) a $7.5 million revolving credit facility with a six-year term. The interest rate for the facility is a floating rate based, at the Company's option, on a base rate (as defined in the loan agreement) or the London Interbank Offered Rate, plus a specified margin. Initial advances under the facility bear interest at the rate of approximately 8.6%. The facility is secured by a pledge of the capital stock of the Company's principal operating subsidiaries and a security interest in a substantial portion of the Company's and its operating subsidiaries' equipment, receivables, leasehold improvements and general intangibles. Proceeds from the credit facility will be used to fund capital expenditures and working capital requirements and for other general corporate purposes.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

      The following exhibit is being furnished with this report.

      EXHIBIT
      NUMBER                        DESCRIPTION
      -------                       -----------

          2 Loan and Security Agreement, dated as of December 30, 1998, among US LEC Corp., certain operating subsidiaries of US LEC Corp., General Electric Capital Corporation and First Union National Bank

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          US LEC CORP.


January 7, 1999                         By:   /S/ MICHAEL K. ROBINSON
                                                ------------------------------
                                          Name:  Michael K. Robinson
                                          Title: Executive Vice President and
                                                  Chief Financial Officer

                                  EXHIBIT INDEX


      EXHIBIT
      NUMBER                        DESCRIPTION
      -------                       -----------

           2 Loan and Security Agreement, dated as of December 30, 1998, among US LEC Corp., certain operating subsidiaries of US LEC Corp., General Electric Capital Corporation and First Union National Bank